Exhibit 2.2

VOTING AGREEMENT

This Voting Agreement (“Agreement”), dated as of January 7, 2013, is made by and between athenahealth, Inc., a Delaware corporation (“Parent”), and the undersigned holder (the “Stockholder”) of shares of common stock, par value $0.001 per share, or other securities of Epocrates, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent, the Company, and Echo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“MergerCo”), have entered into an Agreement and Plan of Merger, dated as of even date herewith (the “Merger Agreement”), which provides for the merger of MergerCo with and into the Company (the “Merger”);

WHEREAS, the Stockholder beneficially owns and has sole or shared voting power with respect to the number of shares of the Company’s common stock, and holds stock options or other rights to acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of shares of the Company’s common stock indicated opposite the Stockholder’s name on Schedule 1 attached hereto (together with any New Shares (defined in Section 2 below), the “Shares”);

WHEREAS, as an inducement and a condition to the willingness of Parent and MergerCo to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, the Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, the Stockholder and Parent agree as follows:

1.             Agreement to Vote Shares.  The Stockholder agrees that from and after the date hereof until the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of the Company or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company, with respect to the Merger, the Merger Agreement, or any Competing Transaction, the Stockholder shall:

(a)           appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)           vote (or cause to be voted, including via proxy), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares that such Stockholder shall be entitled to so vote: (i) in favor of adoption and approval of the Merger Agreement and all other transactions contemplated by the Merger Agreement as to which stockholders of the Company are called upon to vote or consent; and (ii)  against any Competing Transaction, or any agreement, transaction, or other matter that is intended to, or would reasonably be expected to, impede, interfere with, materially delay, postpone, or materially and adversely affect the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.  The Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2.             Expiration Date.  As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to its terms, (c) effectiveness of a mutual written agreement of the parties hereto to terminate this Agreement, and (d) such date and time as any amendment, waiver by the Company or change to the Merger Agreement is effected without the Stockholder’s consent that (i) reduces the Merger Consideration (as such term is described in the Merger Agreement as in effect on the date hereof), (ii) changes the form of the Merger Consideration or (iii) materially and adversely affects the Stockholder (it being understood that any amendment to or waiver by the Company of Sections 6.04, 6.11(d), 7.01, 7.03 or Article VIII of the Merger Agreement in any material respects shall be deemed to materially and adversely affect the Stockholder, notwithstanding the provisions of Section 8.05 thereof).  Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to termination hereof.

3.             Additional Purchases.  The Stockholder agrees that any shares of capital stock or other equity securities of the Company that the Stockholder purchases or with respect to which the Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any stock options or otherwise (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof and the representations and warranties in Section 5 below shall be true and correct as of the date that beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of such New Shares is acquired.  The Stockholder agrees to promptly notify Parent in writing of the nature and amount of any New Shares.  For the avoidance of doubt, any reference herein to Shares shall be deemed to include any New Shares.

4.             Agreement to Retain Shares.  From and after the date hereof until the Expiration Date, the Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of any Shares (including, without limitation, by the creation of a Lien (as defined in Section 5(c) below) in respect thereto); (b) deposit any Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to any Shares or grant any proxy or power of attorney with respect thereto (except as provided herein); or (c) enter into any contract, option, commitment, or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment, or other disposition of any Shares (including, without limitation, by the creation of a Lien in respect thereto) other than as contemplated hereby or by the Merger Agreement; or (d) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing, impairing, or disabling the Stockholder from performing the Stockholder’s obligations under this Agreement.  Notwithstanding the foregoing, the Stockholder may make transfers (i) if Stockholder is an individual, by will or by operation of law or to a trust for the benefit of

Stockholder or any member of Stockholder’s immediate family, in which case this Agreement shall bind the transferee, and provided that, in the case of such a transfer, prior thereto and as a condition to the effectiveness of such transfer, the transferee shall have agreed in writing, in a matter reasonably acceptable in form and substance to Parent, to accept the Shares subject to the terms and conditions of this Agreement and to be bound by this Agreement and to agree and acknowledge that such transferee shall constitute a Stockholder for all purposes of this Agreement, or (ii) as Parent may otherwise consent in writing in its sole and absolute discretion.  Parent’s consent shall be required but not unreasonably withheld or delayed if Stockholder is a partnership or limited liability company and requests to transfer Shares to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder, in which case this Agreement shall bind the transferee, and provided that prior thereto and as a condition to the effectiveness of such transfer, the transferee shall have agreed in writing, in a matter reasonably acceptable in form and substance to Parent, to accept the Shares subject to the terms and conditions of this Agreement and to be bound by this Agreement and to agree and acknowledge that such transferee shall constitute a Stockholder for all purposes of this Agreement.

5.             Representations and Warranties of the Stockholder.  The Stockholder hereby represents and warrants to Parent as follows:

(a)           the Stockholder has the power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder;

(b)           this Agreement has been duly authorized, executed, and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding agreement of Parent, constitutes a legal, valid, and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity (whether applied in a court of law or a court of equity) and by bankruptcy, insolvency, and similar laws affecting creditors’ rights and remedies generally;

(c)           except as set forth on Schedule 1, the Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges, or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares and none of the Shares is subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares, except as contemplated by this Agreement;

(d)           the Stockholder does not beneficially own, or otherwise have any right to acquire, any securities of the Company except as set forth on Schedule 1, which Schedule 1 shall be updated as necessary to reflect any New Shares acquired by the Stockholder from time to time;

(e)           the execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the Stockholder’s obligations hereunder and the compliance by the Stockholder with any provisions hereof will not, violate or conflict with; result in a material breach of; constitute a default (or an event that with notice or lapse of time or both would become a material default) under; give to others any rights of termination, amendment, acceleration, or cancellation of; or result in the creation of a Lien on any Shares pursuant to any agreement, instrument, note, bond, mortgage, contract, lease, license, permit, or other obligation; any order, arbitration award, judgment, or decree to which the Stockholder is a party or by which the Stockholder is bound; any law, statute, rule, or regulation to which the Stockholder is subject; or, if the Stockholder is a corporation, partnership, trust, or other entity, any bylaw or other organizational document of the Stockholder; and

(f)            the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder does not and will not, require any consent, approval, authorization, or permit of, or filing with or notification to, any governmental or regulatory authority by the Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of the Stockholder’s obligations under this Agreement in any material respect.

6.             Irrevocable Proxy.  Effective immediately upon any failure by the Stockholder to comply with any of its obligations in Section 1, the Stockholder hereby irrevocably grants to,  and does hereby appoint Parent, with full power of substitution and resubstitution, as the Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned’s rights with respect to the Shares, to vote each of such Shares solely with respect to the matters set forth in Section 1(b) hereof.  The Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder from and after its effectiveness as provided above until the Expiration Date.  This irrevocable proxy shall survive death, disability, incompetency, or bankruptcy of the Stockholder.  The Stockholder affirms that the irrevocable proxy is given in connection with, and in consideration of, the execution of the Merger Agreement and that such irrevocable proxy is given to Parent by the Stockholder to secure the performance of the duties of the Stockholder under this Agreement.  The Stockholder agrees not to grant any subsequent proxies to or enter into any agreement with any person to vote or give voting instructions with respect to the Shares in any manner inconsistent with the terms of this irrevocable proxy until after the Expiration Date.  Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.  The Stockholder hereby revokes any proxies or powers of attorney previously granted with respect to the Shares and represents that none of such previously granted proxies or powers of attorney is irrevocable.

7.             Reserved.

8.             Waiver of Appraisal Rights.  The Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under applicable laws, including Section 262 of the DGCL in connection with the Merger.

9.             No Limitation on Discretion as Director or Fiduciary.  Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent the Stockholder (a) if the Stockholder (or any officer, director or affiliate of the stockholder) is serving on the Company Board, from exercising the Stockholder’s (or such officer’s, director’s or affiliate’s) duties and obligations as a director of the Company or otherwise taking any action while acting in such capacity as a director of the Company, or (b) if the Stockholder is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising the Stockholder’s duties and obligations as a trustee or fiduciary of such ERISA plan or trust.  The Stockholder is executing this Agreement solely in the Stockholder’s capacity as a stockholder.

10.          Specific Enforcement; Other Remedies.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity.  Any requirements for the securing or posting of any bond or other security with respect to any such remedy are hereby waived.  Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, upon such party; the exercise by a party of any remedy will not preclude the exercise of any other remedy; and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.

11.          Further Assurances.  The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents, and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

12.          Notice.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to Parent in accordance with Section 9.02 of the Merger Agreement and to each stockholder identified on Schedule 1 attached hereto at the address for that stockholder set forth on that Schedule (or at such other address for a party as shall be specified by like notice).

13.          Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon any such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

14.          Binding Effect and Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators, and other legal representatives, as the case may be.  This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, that, notwithstanding the foregoing, Parent may assign its rights and obligations under this Agreement to any affiliate of Parent.

15.          No Third Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to (a) confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, (b) create any agreement of employment with any person, or (c) otherwise create any third-party beneficiary hereto.

16.          No Waivers.  No waiver of any breach of any agreement substantially in the form of this Agreement extended by Parent to any other stockholder of the Company shall be construed as a waiver of any rights or remedies of Parent with respect to the Stockholder with respect to the Shares or with respect to any subsequent breach of the Stockholder or any other such stockholder of the Company.  No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.  No provision hereof or obligation hereunder may be waived except by an instrument in writing signed by each party hereto.

17.          Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws.  The parties hereto hereby (a) irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts); (b) waive any objection to the laying of venue of any such litigation in the Delaware Courts; and (c) agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

18.          Waiver of Jury Trial.  The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith, and the matters contemplated hereby and thereby.

19.          No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement, or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of the Company’s Certificate of Incorporation, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

20.          Entire Agreement; Amendment.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement and the provisions hereof may only be amended, supplemented, or modified by an instrument in writing signed by each party hereto.

21.          Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

22.          Definition of Merger Agreement.  For purposes of this Agreement, the term “Merger Agreement” may include such agreement as amended or modified as long as such amendments or modifications would not otherwise result in the termination of this Agreement pursuant to Section 2(d) hereof.

23.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

24.          Disclosure.  The Stockholder shall permit the Company and Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company and Parent determines to be necessary or desirable in connection with the Merger and any transactions contemplated by the Merger, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements. and understandings under this Agreement.  The Stockholder agrees to notify Parent as promptly as practicable of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document.

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EXECUTED as of the date first set forth above.

STOCKHOLDER

Name:

athenahealth, Inc.

By:
Name:
Title:

SCHEDULE 1(1)

Stockholder & Address	Shares	Options	Restricted Stock Unit Awards	Section 5(c) Liens
*

* Certain of the Shares were acquired in unregistered transactions, may be subject to “‘33 Act” legends and/or stop transfer instructions, and may be transferable only in compliance with Rules 144 and/or 145 under the Securities Act of 1933, as amended.

(1)   Shares include shares allocable to the Stockholder’s account under the Company’s employee stock ownership, deferred investment or other similar plans of the Company.